EXHIBIT 99.2

                    MERCURY FINANCE COMPANY AND SUBSIDIARIES
                             MANAGEMENT'S DISCUSSION
                             (dollars in thousands)


OVERVIEW

Mercury Finance Company ("Mercury" or the "Company") operates as a consumer finance business engaged in the acquisition of individual installment sales finance contracts from automobile dealers and retail vendors, extending short-term installment loans directly to consumers and the sale of credit insurance and other related products.

As previously disclosed, on January 29, 1997 the Company announced that it would restate previously reported financial information for prior years and interim earnings for 1996 as a result of the discovery of accounting irregularities which caused the overstatement of earnings in 1994, 1995 and 1996. On November 6, 1997 Mercury released its audited financial statements for December 31, 1996, 1995 (as restated) and 1994. However, the Company has not completed its analysis of the impact of the irregularities on the quarterly information. As a result, the Company's discussion and analysis is necessarily limited.

Following the announcement of the accounting irregularities, the Board of Directors removed the President and Chief Financial Officer and hired a crisis management firm to act as interim senior management to 1) improve operations by stabilizing branch activity and plan for the consolidation of duplicative or underperforming branches, 2) reduce expenses particularly in the area of credit losses, 3) perform a thorough review of the Company's financial records including the methodology utilized in accounting for credit losses and 4) assist the Board in mapping the future of Mercury.

A captive insurance company, MFN Insurance, was formed in 1997 to participate in the Company program which provides insurance to Mercury's customers who do not provide proof of current insurance coverage on automobiles that are collateral for the outstanding loans.

At September 30, 1997, the Company had 262 operating branches versus 287 at December 31, 1996. The Company closed 38 branches in the second quarter which were considered to be duplicative or under-performing. The costs related to the closings consisting primarily of lease settlements and write off of leasehold improvements aggregated $325.

In December, 1997, Mercury announced the implementation of a business plan that included the closing of approximately 70 operating branches out of a total of 262 branches. The branches are being closed because they are either unprofitable or considered redundant in view of the location of nearby branches. The closings are estimated to result in a decrease in the outstanding portfolio of approximately $250 million over the next twelve to eighteen months. The closings will not be treated as discontinued operations, however, a provision will be recorded in the fourth quarter to cover the costs of the closings which are estimated to be approximately $4 million.

FINANCIAL CONDITION

FINANCE RECEIVABLES

Accounting for Credit Losses

Mercury originates direct consumer loans and acquires individual sales finance contracts from third party dealers. The sales finance contracts are generally acquired at a discount from the principal amount. This discount is generally referred to as a non-refundable dealer reserve. The amount of the discount is based on the credit risk of the borrower, the note rate of the contract and the competition faced by the Company in acquiring receivable contracts. In previous years, the non-refundable dealer reserve was considered to be adequate to absorb the majority of losses on the acquired receivables. However, as the sub-prime market has evolved and become more competitive, the dealer reserve has proven to be inadequate to absorb all of the credit losses.

In 1996, Mercury adopted a loss reserving methodology commonly referred to as "static pooling". The static pooling methodology provides that the Company stratify the components of its sales finance receivable portfolio (i.e. dealer reserve, principal loan balances and related loan chargeoffs) into separately identified pools based on the period that the loans were acquired. Mercury defines a pool as loans acquired within a given month whereas others in the industry may use a quarterly basis.

The dealer reserve is amortized and made available to absorb credit losses over the life of the pool of receivables. The dealer reserve cannot be utilized to offset provision for finance credit losses immediately, but must be held to offset future losses. Management believes this method provides for a more appropriate matching of finance charge income and provision for finance credit losses. With the "pools" established on a monthly basis and the "release" of the dealer reserve over time, the financial statements are among the most conservative in the industry.

Reserve requirements for sales finance and direct receivables are calculated based on the estimated losses inherent in each category of delinquency (i.e. 30,
60, 90 and 120 days past due).   These assumed losses are utilized to determine
the projected cash flows from each impaired category. The projected cash flow is then discounted to estimate the net present value of the impaired loans. A reserve is established in an amount sufficient to reduce the book value of the impaired receivable to its net present value. Repossessed collateral is valued at an estimate of its net realizable value.

The finance receivables consist of the following:


                                                 September 30,   % of       December 31, % of
                                                     1997        Total         1996      Total

Direct financing receivable                        $ 150,000     12.78%    $  152,633    11.63%
Sales financing receivable                         1,023,224     87.22%     1,159,848    88.37%
Gross finance receivable                          $1,173,224    100.00%    $1,312,481   100.00%

   Unearned finance charges                         (204,551)                (228,405)
Unearned commissions,
  insurance premiums and
  insurance claim reserves                            (3,388)                  (7,253)
Net finance receivables                             $965,285               $1,076,823
Credit card receivables                               80,872                   83,600
Total Finance Receivables                          1,046,157                1,160,423


Certain activity that occurred during the periods:


                                                3 months ended      9 months ended
                                              September 30, 1997  September 30, 1997

Originations                                       $225,379           $702,374

Cash collections                                  $ 182,476           $585,897

Chargeoffs                                        $  50,728           $124,694


The outstanding balance of receivables continues to decline due to a lower level of originations than in prior years. New management is attempting to reduce credit losses by implementing stricter credit standards which has resulted in lower originations at continuing branches combined with the impact of closing branches during the second quarter.


Allowance for Credit losses and Non-refundable Dealer Reserves

The following tables summarizes balances and activity in the non-refundable dealer reserves, allowance for credit losses, and charges to dealer reserves and related ratios for September 30, 1997 and December 31, 1996.

Allowance for finance credit losses and dealer reserves as of:


                                                            September 30,    December 31,
                                                                 1997             1996

Allowance for credit losses                                   $120,131           $97,762

Allowance as a percentage of
total finance receivables outstanding
at end of period                                                11.48%             8.42%

Dealer reserves                                               $ 61,306          $ 89,378

Dealer reserves as a percentage
of total finance receivables out-
standing at end of period                                        5.86%             7.70%


The following activity occurred in the dealer reserves, allowance for finance credit losses, and charges to dealer reserves:


                                            Allowances for       Non-refundable
                                            Credit losses        Dealer reserve

For the Quarter ended September 30, 1997
Balance at June 30, 1997                        $ 123,604           $  71,365
Provision for finance credit
  Losses                                           27,080                  -
Chargeoffs/losses,
 net of recoveries                                (30,553)            (20,175)
Discounts acquired                                    -                10,116
Balance September 30, 1997                       $120,131            $ 61,306


                                            Allowances for       Non-refundable
                                            Credit losses        Dealer reserve

For the 9 months ended September, 1997
Balance at December 31, 1996                    $97,762             $  89,378
Provision for finance credit
  Losses                                         82,086                  -
Chargeoffs/losses,
 net of recoveries                             (59,717)               (64,977)
Discounts acquired                                 -                   36,905
Balance at September 30, 1997                 $120,131               $ 61,306


The allowance for credit losses increased during the first six months of 1997 due to an increase in the past due accounts as a result of a slowdown of chargeoffs for financial reporting purposes. The Company's credit loss accounting methodology is based upon losses inherent in the portfolio as demonstrated by the delinquency agings and as such the timing of chargeoffs does affect the recording of the credit loss provision. Chargeoffs and delinquencies have been relatively constant during the third quarter.

The balance of dealer reserves declined ratably over the first nine months of 1997 because the amount of dealer reserves acquired as a percentage of originations have declined beginning in the latter part of 1996 and because of the general decline in the portfolio balance. The dealer reserve acquired as a percentage of originations was stabilized during the second quarter of 1997, although the current level is below historic levels. The decline in the balance of dealer reserves is expected to continue through the end of 1997.

The Company believes that the allowance for finance credit losses at September 30, 1997 is adequate.

Delinquencies and Repossessions

The Company generally suspends the accrual of interest when an account becomes 60 days or more contractually delinquent and no full contractual payment is received in the month the account obtains such status or if the borrower filed for bankruptcy protection. The following table sets forth certain information with respect to the contractually delinquent receivables and repossessed assets (in thousands):


                                                   September 30,           December 31,
                                                        1997                    1996

Delinquent gross receivables                          $ 53,102                $52,008
Bankrupt accounts                                       39,034                 17,499
Repossessed assets                                       5,700                  6,700
Total                                                 $ 97,836                $76,207

Delinquencies and repossessions to
gross finance receivables                                8.33%                  5.81%

Delinquencies and repossessions to
gross finance receivables plus
repossessed assets                                       8.30%                  5.78%


Loan collateral is repossessed when debtors are 120 days late or more on payments. Automobiles are generally sold within 60 days at auction.

DEBT AND LIQUIDITY

The debt of the Company is in the form of senior commercial paper, senior term notes and subordinated debt, which totaled $910 million at September 30, 1997 and $1,036 million at December 31, 1996. As a result of the Company's announcement regarding the discovery of the accounting irregularities, the Company is in default of its credit agreements. Mercury currently has an amended forbearance agreement with its lenders, which terminates on March 2, 1998. The agreement may be terminated by the creditors after January 10, 1998. The amended forebearance agreement provides for principal repayments based on excess cash balances at each month end during the duration of the forebearance agreement, $6 million escrow fund to be used to repay any due and unpaid interest at the end of the forebearance period, and payment of principal and interest from cash proceeds arising from the occurrence of a significant event. Accrual and payment of interest is as follows:


                        Stated       Forebearance  Forebearance      January 9, 1998
                        contract      interest      interest               and
                        interest      accrued     currently paid     February 27, 1998

Senior debt,
commercial paper
and notes                5.5%-5.86%  9.0%              7.0%               2.0%

                                                                    Forebearance inter-
                                     Greater of    Greater of         est accrual less
Senior Debt,                         Default rate  Contract rate    forebearance
term notes              6.16%-8.62%  or 9.0%       or 7.0%          interest up to 9%

Subordinated Debt       9.76%-10.86% 9.76%-10.86%  5.5%                   None


The default rate on senior debt, term notes is generally contract interest plus 2%. The payment of additional principal and incremental interest up to 9% is accelerated upon the occurrence of a significant event.

A significant event is defined as a sale of an asset with book value in excess of $5 million or a tax refund.

In February 1997, Mercury entered into a separate agreement with Bank of America Business Credit ("BABC") wherein BABC agreed to provide a $50 million line of credit collateralized by all of the finance receivables. This facility expires January 31, 1998 and at September 30, 1997, no amounts are outstanding. The Company has experienced positive cash flow from the decline in the outstanding portfolio and anticipates no need for borrowing against this facility in the future to fund operations.

DISPOSITION OF LYNDON

On March 28, 1997, Mercury executed a stock purchase agreement between Mercury Finance Company and Frontier Insurance Group, Inc. for the sale of Lyndon Insurance Company, a wholly owned subsidiary of Mercury. The transaction was closed on June 3, 1997. The purchase price of $92,000 resulted in a loss on sale of $29,528, which was recorded in the first quarter of 1997. The consolidated results of operations of Mercury include the net income of Lyndon through closing of $6,550, however, pursuant to the agreement, net income subsequent to the agreement's execution of $2,025 was allocated to the buyer.

CREDIT CARD PROGRAM

The Company has a portfolio of approximately $81 million at September 30, 1997 of unsecured receivables relating to a credit card program that originated in late 1995 and 1996. This program has generated losses prior to the allocation of interest expense of $3.1 million dollars in the first nine months of 1997, of which $1.5 million related to the third quarter.

RESULTS OF OPERATIONS

Summarized below are the results for the first three quarters of 1997 excluding activities relating to the Lyndon Insurance Company:


                           3 Months         3 Months       3 Months
                           Ended            Ended          Ended
                           March 31, 1997   June 30, 1997  September 30,1997

Finance charges and fees    $   63,491       $ 59,736         $56,851
Investment income                  237            643             737
  Total finance charges, fees
  and investment income         63,728         60,379          57,588

Interest expense               (20,716)       (23,549)        (21,554)
   Interest income before
   provision for finance
   credit losses                43,012         36,830          36,034

Loss Provision                 (30,462)       (24,544)        (27,080)
   Net interest income          12,550         12,286           8,954

Insurance commissions            1,712          1,683             943
Insurance premiums                 -            1,222           1,416
Fees and other income            1,691          1,135             970
   Total other income            3,403          4,040           3,329

Salaries and benefits           13,417         13,668          13,022
Occupancy                        1,457          1,411           1,378
Equipment                          852            973           1,036
Data processing                    543            549             442
Other operating expenses         7,106          7,957           7,940
   Total operating expenses     23,375         24,558          23,818

Loss from continuing
operations                      (7,422)        (8,232)        (11,535)

Non-operating expenses          (5,129)        (5,128)         (3,013)
Store closing expenses            -              (325)              -
   Loss before income tax      (12,551)       (13,685)        (14,548)
Provision/(Credit) for
Income taxes                    (4,385)        (5,316)         13,018
Net loss                       $(8,166)       $(8,369)       $(27,566)

Average finance receivables,
net of unearned amounts     $1,237,765     $1,195,836      $1,153,142


Descriptions of categories with significant variances are as follows:

Finance charges, fees and other interest
Finance charges and fees decreased throughout the quarter primarily as a result of the decrease in average finance receivables, net. The reduction as a percentage of finance receivables, net, is due to a slight decrease in the yield of new originations as a result of the acquisition of higher quality loans and increased competition in the marketplace.

Investment income
Investment income increased during the quarter due to a higher cash and short-term investment balance as allowed by the forebearance agreement.

Interest expense
Interest expense increased in the second quarter versus the first quarter as a result of the higher default rate of interest expense being accrued beginning February 10, 1997 pursuant to the forbearance arrangement. Interest expense decreased in the subsequent quarter as a result of principal paydowns from the Lyndon sale proceeds and periodic payments as a result of the forbearance agreement.

Provision for finance credit losses
The loss provision improved during the second quarter as a result of improvements in loss experience and delinquencies. The improved trends did not continue through the third quarter and the loss provision returned to levels experienced in the first quarter.

Insurance premiums
Insurance premiums earned in the second and third quarters relate to premiums earned by the captive insurance company that was formed in the second quarter of 1997.

Operating expenses
Salaries and benefits and occupancy expenses declined due to the closure of branches. Other operating expenses increased in the second quarter primarily due to increases in collection expense from the new scoring application and corporate insurance costs.

Non-operating expenses
Non-operating expenses include professional fees relating to the investigation into the previously disclosed accounting irregularities, negotiations with creditors, a portion of the cost for the crisis management team hired to assist in the turnaround of the business, legal costs to defend litigation arising out of the accounting irregularities, the cost of interim financing activities and the cost of re-examining and restating previous financial statements and related matters. These costs declined in the third quarter as the investigation into the irregularities slowed.

Income taxes
The income tax provision for the third quarter is the result of the recording of a valuation allowance in the amount of $18,500 against the existing deferred tax asset in order to reflect recent changes in the law.

The Taxpayer Relief Act of 1997 ("the Act") was signed into law in August 1997. A provision of the Act is to reduce the Net Operating Loss carryback period from three years to two years for tax years beginning after August 5, 1997. For tax reporting purposes, this new law restricts net operating losses, if any, incurred in 1998 to be carried back to 1996, where the Company did not have taxable income versus under the previous legislation, any 1998 net operating losses would carry back to 1995, where the Company has reported significant taxable income. For financial reporting purposes, the change in the tax law raises a question as to the realizability of the deferred tax asset that is recorded in the financial statements ($29,000 as of September 30, 1997) because as of January 1, 1998, the reversal of the temporary differences that give rise to the deferred taxes, primarily the allowance for credit losses, can no longer be carried back to periods of taxable income. Accordingly, a partial valuation allowance on deferred tax assets has been recorded at September 30, 1997. In addition, it is likely that the Company will record a full valuation allowance on all deferred tax assets for temporary differences originated beginning in the third quarter of 1997 and it is expected that any deferred tax assets on the books at December 31, 1997 will require substantial, if not complete, valuation allowances.